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                                                                  EXHIBIT 11(b)



                              ELECTROSCOPE, INC.


               COMPUTATION OF NET INCOME (LOSS) PER COMMON SHARE

                          AND COMMON EQUIVALENT SHARE
                                  (UNAUDITED)


                                                    For the Six Months Ended
                                                 -----------------------------
                                                 September 30,   September 30,
                                                     1997            1996
                                                 -------------   -------------

NET INCOME (LOSS)                                $  (1,943,766)  $  (717,280)
                                                 -------------   -----------
                                                 -------------   -----------


SHARES USED IN SHARE COMPUTATION
 Common stock shares outstanding (weighted
  average)                                           5,371,479     4,724,850


 Treasury stock effect of common stock and
  equivalents issued within one year of the
  public offering at prices less than the
  public offering price                                    ---        28,185
                                                 -------------   -----------
   Shares used in computation                        5,371,479     4,753,035
                                                 -------------   -----------
                                                 -------------   -----------


NET INCOME (LOSS) PER COMMON SHARE AND
 COMMON EQUIVALENT SHARE                                $(0.36)       $(0.15)
                                                 -------------   -----------
                                                 -------------   -----------


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